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Exhibit 11

                Statement re: Computation of Per Share Earnings


                                                  Quarter Ended
                                                  Mar. 31, 1998
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1.    Net income                                       $163,000
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2.    Weighted average common shares outstanding        552,665
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3.    Basic earnings per share                         $   0.29
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